Exhibit 21.1

List of Subsidiaries of Ambac Financial Group, Inc.
The following is a list of significant and other subsidiaries of Ambac Financial Group, Inc. The state of incorporation of each subsidiary is included in parentheses after its name.

Name	State of Incorporation
All Trans Risk Solutions, LLC	(New Jersey)
Ambac Asset Management, Inc.	(Delaware)
Ambac Assurance Corporation	(Wisconsin)
Ambac Assurance UK Limited	(United Kingdom Limited Liability Insurance Company)
Ambac Financial Services, LLC	(Delaware)
Capacity Marine Corporation	(New Jersey)
Cirrata Group LLC	(Delaware)
Cirrata Partners Insurance Agency, LLC	(Delaware)
Cirrata IV, LLC	(Delaware)
Cirrata V LLC	(Delaware)
Cirrata V UK Limited	(United Kingdom private limited company)
Everspan Holdings, LLC	(Delaware)
Everspan Indemnity Insurance Company	(Arizona)
Everspan Insurance Company	(Arizona)
Greenwood Insurance Company	(Pennsylvania)
Providence Washington Insurance Company	(Rhode Island)
PWIC Holdings, Inc.	(Delaware)
Redgrove Capital Group LLC	(Delaware)
Riverton Insurance Agency, Corp.	(New Jersey)
Tara Hill Insurance Services, LLC	(Delaware)
22 Degrees Business Services LLC	(Delaware)
Consolidated Specialty Insurance Company	(Arizona)
Xchange Benefits, LLC	(Delaware)
Xchange Re Underwriting Agency, LLC	(Delaware)
Distribution Re LLC	(Tennessee)
Beat Capital Partners Limited	(United Kingdom corporation)
Tameside PFI Holdings Limited	(United Kingdom private limited company)
Consort Healthcare (Tameside) Holdings Limited	(United Kingdom private limited company)
Consort Healthcare (Tameside) Intermediate Limited	(United Kingdom private limited company)
Consort Healthcare (Tameside) plc	(United Kingdom private limited company)